9401 INDIAN CREEK PARKWAY 40 CORPORATE WOODS SUITE 850 OVERLAND PARK, KANSAS 66210 800 820 0888 OFFICE GUGGENHEIMINVESTMENTS.COM

April 26, 2013

Rydex Series Funds

805 King Farm Boulevard

Suite 600

Rockville, MD 20850

Re:	Opinion of Counsel Regarding Post-Effective Amendment to the Registration Statement Filed on Form N-1A Under the Securities Act of 1933

Ladies and Gentlemen:

I have acted as counsel to Rydex Series Funds, a Delaware statutory trust (the “Trust”), in connection with the above-referenced registration statement on Form N-1A (the “Registration Statement”) which relates to the Trust’s shares of beneficial interest (collectively, the “Shares”) of each series of the Trust. This opinion is being delivered to you in connection with the Trust’s filing of a Post-Effective Amendment to the Registration Statement (the “Amendment”) to be filed with the U.S. Securities and Exchange Commission pursuant to Rule 485(b) under the Securities Act of 1933, as amended (the “1933 Act”). With your permission, all assumptions and statements of reliance herein have been made without any independent investigation or verification except to the extent otherwise expressly stated, and I express no opinion with respect to the subject matter or accuracy of such assumptions or items relied upon.

In connection with this opinion, I have reviewed, among other things, executed copies of the following documents:

(a)	a certificate of the State of Delaware as to the existence and good standing of the Trust;

(b)	copies of the Trust’s Agreement and Declaration of Trust and all amendments and supplements thereto (the “Declaration of Trust”) and Amended and Restated By-Laws and all amendments and supplements thereto (the “By-Laws”); and

(c)	a printer’s proof of the Amendment.

In my capacity as counsel to the Trust, I have examined the originals or certified, conformed or reproduced copies of all records, agreements, instruments and documents as I have deemed relevant or necessary as the basis for the opinion hereinafter expressed. In all such examinations, I have assumed the legal capacity of all natural persons executing documents, the genuineness of all signatures, the authenticity of all original or certified copies, and the conformity to original or certified copies of all copies submitted to me as conformed or reproduced copies. As to various questions of fact relevant to such

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opinion, I have relied upon, and assume the accuracy of, certificates and oral or written statements of public officials and officers or representatives of the Trust. I have assumed that the Amendment, as filed with the U.S. Securities and Exchange Commission, will be in substantially the form of the printer’s proof referred to in paragraph (c) above.

Based upon, and subject to, the limitations set forth herein, I am of the opinion that the Shares, when issued and sold in accordance with the Declaration of Trust and By-Laws, and for the consideration described in the Registration Statement, will be legally issued, fully paid and non-assessable under the laws of the State of Delaware.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, I do not concede that I am in the category of persons whose consent is required under Section 7 of the 1933 Act.

Very truly yours,

/S/ AMY J. LEE

Amy J. Lee

Vice President and Secretary

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